FIRST AMENDMENT TO EXCLUSIVE DISTRIBUTOR AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) effective as of August 12, 2015, hereby  amends the EXCLUSIVE TECHNOLOGY LICENSE AGREEMENT (the “Agreement”) dated the 14th day of August 2014, by and between Qualipride International, a Chinese company (“Supplier”), and Stevia First, Corp.,  (“Distributor”)  a  Nevada corporation with principal executive offices located at 5225 Carlson Road, Yuba City, CA 95993.

WHEREAS, Supplier and Distributor entered into the Agreement; and

WHEREAS, Supplier and Distributor wish to amend the terms of the Agreement.

NOW THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as follows:

1.  The first paragraph of Section 14 of the Agreement is hereby replaced in its entirety by the following:

This Agreement shall remain effective up to August 14, 2016.  Supplier may terminate this Agreement upon notice to Distributor if: (1) Distributor fails to file for a U.S. GRAS notice for at least one of Supplier’s Products by August 14, 2016; or (2) Distributor fails to make timely payment of invoices and does not cure this breach within 45 days.

On termination of this Agreement, Distributor shall cease to be an authorized distributor.  All amounts owing by Distributor to Supplier shall, notwithstanding prior terms of sale, become immediately due and payable.  All unshipped orders shall be cancelled without liability of either party to the other.

2.  All capitalized terms not defined herein have the same meaning as in the Agreement.

3.  Any and all provisions of the Agreement not expressly modified herby shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

/s/ Robert Brooke Robert Brooke CEO	/s/ Reg Dong
Stevia First Corp. By: /s/ Robert Brooke Name: Robert Brooke Title: CEO	Qualipride International By: /s/ Reg Dong Name: Reg Dong Title: President